EFFECTIVE MAY 14, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 14, 2010

Key Tronic Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11559	91-0849125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4424 North Sullivan Road, Spokane Valley, Washington	99216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (509) 928-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

2010 Incentive Plan Awards

On May 14, 2010, the Board of Directors upon recommendation of its Compensation Committee granted Stock Appreciation Rights (“SARS”) awards under the Company’s 2010 Incentive Plan to Craig D. Gates, President & CEO in the amount of 150,000 SARS and to Ronald F. Klawitter, Executive Vice President of Administration, CFO and Treasurer in the amount of 75,000 SARS. These SARS will vest on the third anniversary of the grant date of the awards, and only to the extent the Company’s return on invested capital (“ROIC”) over the vesting period compared to the weighted average of a selected group of peer companies over the same period has reached the levels set forth below as of the vesting date:

Level	Performance Relative To Group of Peer Companies	% of Award That Vests
Below Entry	<90% of Industry Average	0%
Entry	90% of Industry Average	50%
Expected Value	Industry Average	75%
Overachievement	110% of Industry Average	100%

ROIC = Operating Income divided by (Assets – Interest Free Debt)

(Assets exclude cash and deferred tax assets)

The SARS expire five years from the grant date, subject to earlier termination in accordance with the terms of the 2010 Incentive Plan and Stock Appreciation Rights Agreement. The award or a portion of the award may be exercised by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the award and the number of SARS being exercised. Upon the exercise of the award, the grantee will be entitled to receive payment in cash in an amount determined by multiplying: (a) the difference between the per share fair market value of the Common Stock of Key Tronic Corporation on the date of exercise over the per share base price of the SARS of $5.89 per share by (b) the number of SARS exercised.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TRONIC CORPORATION
(Registrant)

Date: May 14, 2010
	By:	/s/ Ronald F. Klawitter
Ronald F. Klawitter, Executive Vice President
of Administration, CFO and Treasurer